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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

                       Date of Report - September 18, 1997
                        (Date of earliest event reported)

                               MEDIQ INCORPORATED
             (Exact name of registrant as specified in its charter)



       Delaware                     1-8147                     51-0219413
    ---------------            ----------------            ------------------
    (State or Other            (Commission File             (I.R.S. Employer
    Jurisdiction of                 Number)                Identification No.)
    Incorporation)
   or organization)




                 One MEDIQ Plaza, Pennsauken, New Jersey 08110
                         (Address of principal executive
                               offices, zip code)



                            Area Code (609) 662-3200
                               (Telephone number)

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Item 5. Other Events.

        On September 22, 1997, MEDIQ Incorporated ("MEDIQ") and Universal Hospital Services, Inc. ("UHS") jointly announced that as a result of the likelihood of a protracted administrative proceeding before the Federal Trade Commission ("FTC") that could extend well beyond the October 31, 1997 termination date for the merger of MEDIQ and UHS (the "merger"), the uncertainty of the outcome of such proceeding and the costs associated with continuing to defend against the efforts of the FTC to obtain a preliminary injunction to prevent the merger, they have together terminated their merger agreement.

        MEDIQ will write-off approximately $3.5 million ($2.1 million, or $.08 per share after taxes) of deferred costs in the fourth quarter of its fiscal year 1997.

        On September 18, 1997, MEDIQ announced the acquisition of the remaining fifty percent (50%) interest in its SpectraCair Joint Venture ("SpectraCair") from a subsidiary of Huntleigh Healthcare ("Huntleigh"). SpectraCair will become a division of MEDIQ/PRN Life Support Services, Inc. ("PRN"), a wholly-owned subsidiary of MEDIQ. While the acquisition will not materially impact fiscal 1997 operating results, it is expected to have a positive impact on Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") and earnings in 1998.

        SpectraCair is a leading provider of a full range of therapeutic support surfaces on a rental basis to acute care, long-term care and homecare providers nationwide. SpectraCair will continue to purchase products from Huntleigh and will remain a rental provider for these Huntleigh products in the acute care and long-term care marketplaces.



Item 7. Financial Statements and Exhibits.

(c) Exhibits.

        Exhibit 99.1 - Press Release dated September 22, 1997.

        Exhibit 99.2 - Press Release dated September 18, 1997.



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                      MEDIQ INCORPORATED AND SUBSIDIARIES

                                   SIGNATURE






                      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                            MEDIQ Incorporated
                                            ------------------
                                               (Registrant)

September 25, 1997
------------------
     (Date)


                                            /s/ Thomas E. Carroll
                                            ---------------------
                                            Thomas E. Carroll
                                            President & Chief Executive Officer


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